Exhibit 5.1


                               September 26, 1996


Barringer Technologies Inc.
219 South Street
New Providence, New Jersey 07974

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 382,500 shares (the "Issued Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Barringer Technologies Inc. (the "Company"), (ii) 432,500 shares of Common Stock issuable upon the exercise of certain Warrants issued by the Company (the "Warrants") (together with such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants, the "Warrant Shares"), and (iii) 363,629 shares of Common Stock issuable upon the conversion of the Company's 6% Subordinated Convertible Debentures due 1997 (the "Debentures") (together with such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Debentures, the "Debenture Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of the foregoing, we advise you that, in our opinion (i) the Issued Shares are duly authorized, validly issued, fully paid and non-assessable, (ii) when the Warrant Shares have been duly issued by the Company upon the due exercise of the Warrants so that the number of shares of Common Stock then outstanding does not exceed the number of shares of Common Stock then authorized, and the Company has received payment in full of the exercise price therefor, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and (iii) when the Debenture Shares have been duly issued by the Company upon the due conversion of the Debentures so that the number of shares of Common Stock then outstanding does not exceed the number of shares of Common Stock then authorized, the Debenture Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                             Very truly yours,

                            /s/ Lowenstein, Sandler, Kohl, Fisher & Boylan